Exhibit 2.2

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)
As of March 29, 2020, Canada Goose Holdings, Inc. (the “Company”, “we” or “our”) has one class of securities, subordinate voting shares, registered under the Exchange Act.
The following description of our subordinate voting shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Articles of Canada Goose Holdings Inc. (incorporated by reference to Exhibit 1.1 to our Annual Report on Form 20-F (file no. 001-38027) filed with the SEC on June 6, 2017), and certain related sections of the Business Corporations Act (British Columbia) (the “BCBCA”).
Authorized Share Capital
The authorized share capital of the Company consists of an unlimited number of subordinate voting shares without par value, an unlimited number of multiple voting shares without par value, and an unlimited number of preferred shares without par value, issuable in series. Our subordinate voting shares and multiple voting shares may be issued in registered form. As of March 29, 2020, there are no preferred shares outstanding.
The instrument of transfer in respect of any subordinate voting share and multiple voting share of the Company must be either in the form, if any, on the back of the Company's share certificates or in any other form that may be approved by the Company or the transfer agent for the class or series of shares to be transferred. The provision in our Articles requiring the consent of the board of directors for any transfer of subordinate voting shares or multiple voting shares is not applicable for so long as we are a public company.
We have filed an undertaking with the Ontario Securities Commission pursuant to which we have agreed to provide reasonable prior notice to the Ontario Securities Commission in the event that we intend to issue a series of preferred shares that would restrict the rights of the subordinate voting shares, regardless of any existing restrictions on the subordinate voting shares due to the existence of the multiple voting shares.
Subordinate Voting Shares and Multiple Voting Shares
Holders of our multiple voting shares are entitled to 10 votes per multiple voting share and holders of subordinate voting shares are entitled to one vote per subordinate voting share on all matters upon which holders of shares are entitled to vote. Subject to the prior rights of the holders of our preferred shares, the holders of our multiple voting shares and subordinate voting shares are entitled to receive dividends as and when declared by our board of directors, without preference or distinction among or between the subordinate voting shares and the multiple voting shares, provided that in the event of payment of a dividend in the form of shares, holders of subordinate voting shares shall receive subordinate voting shares and holders of multiple voting shares shall receive multiple voting shares. Subject to the prior payment to the holders of our preferred shares, in the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our multiple voting shares and subordinate voting shares are entitled to share pro rata in the distribution of the balance of our assets, without preference or distinction among or between the subordinate voting shares and the multiple voting shares. Holders of multiple voting shares and subordinate voting shares have no pre-emptive or conversion or exchange rights or other subscription rights, except that each outstanding multiple voting share may at any time, at the option of the holder, be converted into one subordinate voting share and our multiple voting shares will automatically convert into our subordinate voting shares upon certain transfers and other events, as described below under “—Conversion.” There are no redemption, retraction, purchase for cancellation or surrender provisions or sinking or purchase fund provisions applicable to our subordinate voting shares or multiple voting shares. There is no provision in our articles requiring holders of subordinate voting shares or multiple voting shares to contribute additional capital, or permitting or restricting the issuance of additional securities or any other material restrictions. The special rights or restrictions attached to the subordinate voting shares and multiple voting shares are subject to and may be adversely affected by, the rights attached to any series of preferred shares that we may designate in the future.

Conversion
The subordinate voting shares are not convertible into any other class of shares. Each outstanding multiple voting share may at any time, at the option of the holder, be converted into one subordinate voting share. Upon the first date that any multiple voting share shall be held by a person other than by a Permitted Holder (as defined below), the Permitted Holder which held such multiple voting share until such date, without any further action, shall automatically be deemed to have exercised his, her or its rights to convert such multiple voting share into a fully paid and non-assessable subordinate voting share.
In addition:

•
all multiple voting shares held by the Bain Group Permitted Holders will convert automatically into subordinate voting shares at such time as the Bain Group Permitted Holders that hold multiple voting shares no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 15% of the issued and outstanding subordinate voting shares and multiple voting shares; and

•
all multiple voting shares held by the Reiss Group Permitted Holders will convert automatically into subordinate voting shares at such time that is the earlier to occur of the following: (i) the Reiss Group Permitted Holders that hold multiple voting shares no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 15% of the issued and outstanding subordinate voting shares and multiple voting shares, and (ii) Dani Reiss is no longer serving as a director or in a senior management position at our Company.

For the purposes of the foregoing:
“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person;
“Bain Group Permitted Holders” means Brent (B.C.) Participation S.à r.l. and any of its Affiliates, and entities controlled, directly or indirectly, or managed by Bain Capital or an Affiliate of Bain Capital;
“Members of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse, or child (including any step-child) or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatory due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;
“Permitted Holders” means any of (i) the Bain Group Permitted Holders, and (ii) the Reiss Group Permitted Holders;
“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company;
“Reiss Group Permitted Holders” means (i) Dani Reiss and any Members of the Immediate Family of Dani Reiss, and (ii) any Person controlled, directly or indirectly by one or more of the Persons referred to in clause (i) above; and

A Person is “controlled” by another Person or other Persons if: (i) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (ii) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.
Preferred Shares
Under our articles, the preferred shares may be issued in one or more series. Accordingly, our board of directors is authorized, without shareholder approval but subject to the provisions of the BCBCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as our board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of each of the subordinate voting shares and the multiple voting shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of our Company and might adversely affect the market price of our subordinate voting shares and multiple voting shares and the voting and other rights of the holders of subordinate voting shares and multiple voting shares.
Certain Important Provisions of our Articles and the BCBCA
The following is a summary of certain important provisions of our Articles and certain related sections of the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our Articles and the BCBCA.
Issuance of Additional Multiple Voting Shares
The rules of the TSX generally prohibit us from issuing additional multiple voting shares, however there may be certain circumstances where additional multiple voting shares may be issued, including upon receiving shareholder approval. Notably, approval is not required in connection with a subdivision or consolidation on a pro rata basis as between the subordinate voting shares and the multiple voting shares.
Subdivision or Consolidation
No subdivision or consolidation of the subordinate voting shares or the multiple voting shares may be carried out unless, at the same time, the multiple voting shares or the subordinate voting shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

Certain Amendments and Change of Control
In addition to any other voting right or power to which the holders of subordinate voting shares shall be entitled by law or regulation or other provisions of our articles from time to time in effect, but subject to the provisions of our articles, holders of subordinate voting shares shall be entitled to vote separately as a class, in addition to any other vote of our shareholders that may be required, in respect of any alteration, repeal or amendment of our articles which would adversely affect the rights or special rights of the holders of subordinate voting shares or affect the holders of subordinate voting shares and multiple voting shares differently, on a per share basis, including an amendment to our articles that provides that any multiple voting shares sold or transferred to a Person that is not a Permitted Holder shall be automatically converted into subordinate voting shares.
Pursuant to our articles, holders of subordinate voting shares and multiple voting shares will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of our shareholders under the BCBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of our subordinate voting shares and multiple voting shares, each voting separately as a class.
Our articles do not otherwise contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.
Take-Over Bid Protection
Under applicable securities laws in Canada, an offer to purchase multiple voting shares would not necessarily require that an offer be made to purchase subordinate voting shares. In accordance with the rules of the TSX designed to ensure that, in the event of a take-over bid, the holders of subordinate voting shares will be entitled to participate on an equal footing with holders of multiple voting shares, the holders of multiple voting shares have entered into a customary coattail agreement with us and a trustee (the “Coattail Agreement”). The Coattail Agreement contains provisions customary for dual-class, TSX-listed corporations designed to prevent transactions that otherwise would deprive the holders of subordinate voting shares of rights under applicable securities laws in Canada to which they would have been entitled if the multiple voting shares had been subordinate voting shares.
The undertakings in the Coattail Agreement do not apply to prevent a sale by the holders of multiple voting shares or their Permitted Holders of multiple voting shares if concurrently an offer is made to purchase subordinate voting shares that:

(a)	offers a price per subordinate voting share at least as high as the highest price per share to be paid pursuant to the take-over bid for the multiple voting shares;

(b)
provides that the percentage of outstanding subordinate voting shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of multiple voting shares to be sold (exclusive of multiple voting shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

(c)	has no condition attached other than the right not to take up and pay for subordinate voting shares tendered if no shares are purchased pursuant to the offer for multiple voting shares; and

(d)	is in all other material respects identical to the offer for multiple voting shares.
In addition, the Coattail Agreement does not prevent the transfer of multiple voting shares to Permitted Holders, provided such transfer is not or would not have been subject to the requirements to make a take-over bid (if the vendor or transferee were in Canada) or constitutes or would be exempt from certain requirements applicable to take-over bids under applicable securities laws in Canada. The conversion of multiple voting shares into subordinate voting shares, whether or not such subordinate voting shares are subsequently sold, would not constitute a disposition of multiple voting shares for the purposes of the Coattail Agreement.
Under the Coattail Agreement, any sale of multiple voting shares by a holder of multiple voting shares party to the Coattail Agreement is conditional upon the transferee becoming a party to the Coattail Agreement, to the extent such transferred multiple voting shares are not automatically converted into subordinate voting shares in accordance with our articles.
The Coattail Agreement contains provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the subordinate voting shares. The obligation of the trustee to take such action is conditional on us or holders of the subordinate voting shares providing such funds and indemnity as the trustee may reasonably require. No holder of subordinate voting shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the

Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding subordinate voting shares and reasonable funds and indemnity have been provided to the trustee.
Other than in respect of non-material amendments and waivers that do not adversely affect the interests of holders of subordinate voting shares, the Coattail Agreement provides that, among other things, it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (a) the consent of the TSX and any other applicable securities regulatory authority in Canada; and (b) the approval of at least two-thirds of the votes cast by holders of subordinate voting shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to subordinate voting shares held by the holders of multiple voting shares or their affiliates and related parties and any persons who have an agreement to purchase multiple voting shares on terms which would constitute a sale or disposition for purposes of the Coattail Agreement, other than as permitted thereby.
No provision of the Coattail Agreement limits the rights of any holders of subordinate voting shares under applicable law.